UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2012

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California		94089
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 21, 2012, the Board of Directors (the “Board”) of Yahoo! Inc. (the “Company”) appointed Kenneth Goldman, 63, to serve as Chief Financial Officer of the Company, effective October 22, 2012. There are no arrangements or understandings between Mr. Goldman and any other persons pursuant to which he was selected as Chief Financial Officer. There are also no family relationships between Mr. Goldman and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Prior to joining the Company, Mr. Goldman served as Vice President and Chief Financial Officer of Fortinet Inc., a provider of unified threat management solutions, from September 2007. From November 2006 to August 2007, Mr. Goldman served as Executive Vice President and Chief Financial Officer of Dexterra, Inc., a provider of mobile enterprise software. From August 2000 until March 2006, Mr. Goldman served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services which was acquired by Oracle Corporation in January 2006. Mr. Goldman serves on the board of directors of Infinera Corporation, a provider of digital optical networking systems, and NXP Semiconductors N.V., a semiconductor company. Mr. Goldman is also a member of the board of trustees of Cornell University. Mr. Goldman holds a B.S. from Cornell University and an M.B.A. from Harvard Business School.

Employment Offer Letter

The Company entered into an employment offer letter dated September 23, 2012 (the “Agreement”) with Mr. Goldman. The Agreement has no specified term, and Mr. Goldman’s employment with the Company will be on an at-will basis. The material terms of the Agreement are summarized below.

Base Salary and Bonus. Mr. Goldman will receive an annual base salary of $600,000 and will be eligible for an annual bonus under the Company’s Executive Incentive Plan with a target amount of 90% of base salary. Both base salary and bonus are subject to annual review.

Restricted Stock Units (Vesting over 4 years). Mr. Goldman will receive restricted stock units with a target valuation of $6,000,000. The restricted stock units will vest over four years, with one-fourth of the restricted stock units vesting on the first anniversary of the grant date, and the remainder in equal monthly installments. The restricted stock units will be granted on October 25, 2012 (the next regularly scheduled grant date) and the number of restricted stock units granted will be based on the Company’s stock price on the grant date.

Performance Stock Options (Vesting over 3 years). Mr. Goldman will receive performance-based stock options with a target valuation of $6,000,000. The number of stock options granted will be calculated on the date of grant (expected to be November 26, 2012) in accordance with the Company’s option valuation practices. The stock options will vest 1/3 on January 26 of each of 2014, 2015 and 2016, subject to performance-based vesting requirements which will be established by the compensation committee of the board of directors at the time of grant.

Make-Whole Restricted Stock Units (Vesting over 1 year). To compensate Mr. Goldman for forfeiture of compensation from his previous employer, he will receive a grant of 76,000 restricted stock units (the “Make-Whole RSUs”). The Make-Whole RSUs will be granted on October 25, 2012 and will vest on a monthly basis over the 12 months following the grant date.

Severance Terms. Mr. Goldman will be eligible for severance benefits comparable to other executives at his level.

Other Benefits. Mr. Goldman will be eligible to participate in the benefit programs generally available to senior executives of the Company. He will be entitled to 20 days of vacation per year.

Mr. Goldman’s bonuses and equity grants will be subject to the Company’s “clawback” policies as in effect from time to time.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Company also intends to enter into its standard form indemnification agreement with Mr. Goldman, which is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 6, 2009 and is incorporated by reference herein.

Departure of Directors or Certain Officers

Effective October 22, 2012, Timothy R. Morse will no longer serve as Chief Financial Officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Employment Offer Letter, dated September 23, 2012, between Yahoo! Inc. and Kenneth Goldman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC.
(Registrant)

By:	/s/ Ronald S. Bell
Name: Ronald S. Bell
Title: General Counsel and Secretary

Date: September 25, 2012

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Offer Letter, dated September 23, 2012, between Yahoo! Inc. and Kenneth Goldman

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